EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Multiband Corporation (the “Company”) and James L. Mandel (the “Employee”) (collectively the “Parties”) on this May __, 2013 but with an effective date to be the date, if ever, of the closing of the Merger as set forth below (the date, if ever, of the closing of the Merger being the “Effective Date”).

Whereas, Goodman Networks, Incorporated (“Goodman”), Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Goodman.

Whereas, at the same time the aforementioned parties complete the merger contemplated by the Merger Agreement, this Agreement will become effective.

WHEREAS, the Company shall provide the Employee with highly confidential information pertaining to the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Employee as its President and Chief Executive Officer and the Employee wishes to accept such employment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Employee hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, the Employee’s employment hereunder shall be for a term of three (3) years, commencing on the Effective Date hereof, and shall automatically renew thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least ninety (90) days but no earlier than one hundred twenty (120) days prior to the third anniversary of the Effective Date, and each anniversary thereafter that this Agreement is not to be renewed. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as the “Term.” If the Employee’s employment terminates upon the expiration of the Term or thereafter, then the Company shall pay to the Employee the Final Compensation and the Final Bonus (as defined in Section 5 below) and the Company shall have no further obligation to the Employee hereunder.

3. Capacity and Performance

(a) During the Term, the Employee shall serve the Company as its President and Chief Executive Officer (“CEO”) or, subject to the Employee's rights under Section 5(e), in such other position as the Chairman of the Board of Directors of the Company (“Chairman”) may designate from time to time. The Chief Executive Officer shall report to the Chairman.

(b) During the Term, the Employee shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities, consistent with the position of CEO on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Chairman.

(c) During his employment with the Company, the Employee shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Employee shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during his employment with the Company, except as may be expressly approved by the Chairman in writing. The foregoing shall not limit the Employee’s right to engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder of a corporation would be expected to engage in such activities.

4. Compensation and Benefits. As compensation for all services performed by the Employee under and during the Term and subject to performance of the Employee’s duties and of the obligations of the Employee to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the Term, the Company shall pay the Employee a base salary at the rate of $575,000 per annum, payable in accordance with the payroll practices of the Company for its executives, but not less frequently than monthly, and subject to increases from time to time as may be approved by the Chairman. Such base salary, including any increases approved by the Chairman is hereafter referred to as the “Base Salary.”

(b) Bonus. With respect to each calendar year during the Term, the Employee shall be entitled to receive a Bonus (the “Bonus”) pursuant to the terms of the then-current Multiband Corporation Bonus Plan (Appendix “A”) payable at the subsidiary CEO/ level beginning with the 2013 plan year and such other incentive compensation as the Employee may be eligible to receive under benefit plans maintained by the Company from time to time. The Bonus shall be payable in accordance with the timing of the Company’s payment of bonuses to its employees for the corresponding period, and in accordance with the Company’s other policies and procedures relating to bonus compensation, on March 1 of the year following the year in which such Bonus was earned or as soon as practicable thereafter; provided, however, that such Bonus will in no event be paid later than December 31 of the year after the year in which the Bonus was earned. The Employee shall not be required to be employed by the Company on the date the bonuses are paid in order to receive any Bonus payment the Employee has accrued as provided in this Agreement.

(c) Retention Compensation: The Company shall pay executive an annual retention bonus payable on December 31st of each year of the term, equal to 50% of the annualized based salary (“Retention Bonus”).

(d) Stock Options. The Employee will receive a Stock Option grant of 40,000 shares of Goodman common stock at a strike price equal to the fair market value on the date of grant, to be vested in 1/3 increments over a 3 year period. A stock option agreement for this award will be sent to the Employee under separate cover.

(e) Vacation. During the Term, the Employee shall be eligible for vacation time in accordance with the policies of the Company as in effect from time to time (currently five (5) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year’s vacation. The Employee shall not be entitled to any accrued but unused vacation pay if the Company terminates the Employee for Cause. However, if the Employee’s employment is terminated for any other reason, the Employee shall be entitled to receive his accrued, but unused vacation pay.

(f) Other Benefits. The Employee shall be entitled to participate in or receive benefits under Goodman’s Executive Benefit Plan, {and the Company will pay the premiums for Medical (Family), Dental (Family), Vision (Family), STD and LTD, Life and AD&D (Employee, Spouse, & Child), Medical Reimbursement for out-of-pocket expenses of Twelve Thousand ($12,000.00) per annum (to the extent permitted by applicable law), Auto Allowance of $800.00 per month ($800.00) or an Executive Fleet Vehicle with a payment schedule equal to $1,200 per month after taxes, any exceptions to be approved by the Chairman. Health Club Dues of $200.00 per month and Financial Planning reimbursement of up to Two Thousand Five-Hundred ($2,500.00) per year, First Class airline travel, and any plan or arrangement made available from time to time by Goodman to its employees generally (including any health, dental, vision, disability, life insurance, 401K or other retirement programs). Any such plan or arrangement, including the Executive Benefit Plan, shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by the Employee, provided that no such termination or amendment shall disadvantage the Employee or his dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

(g) Business Expenses. The Company shall pay or reimburse the Employee for all reasonable, customary and necessary business expenses incurred or paid by the Employee in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Chairman and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5. Termination of Employment and Severance Benefits During the Term. Notwithstanding the provisions of Section 2 hereof, the Employee’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of the Employee’s death during the term hereof, the Employee’s employment shall immediately and automatically terminate. In such event, the Company shall pay to the Employee’s designated beneficiaries or, if no beneficiaries have been designated by the Employee, to his estate, (i) the Base Salary earned but not paid through the date of termination and (ii) any business expenses incurred by the Employee but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Final Compensation shall be paid to the Employee’s beneficiaries or estate within the time period required by applicable law (and in all events within sixty (60) days following the date of termination). In addition, the Company shall pay to the Employee’s beneficiaries or estate (i) the Bonus earned by, and any other incentive compensation awarded to, the Employee but unpaid as of the date of termination, and (ii) if the date of termination is on or after April 1 of any calendar year, a prorated portion of the Bonus that would have been earned by the Employee for that year, determined by the then-current Goodman Networks Executive Management Bonus Plan (collectively, the “Final Bonus”), payable at the time bonuses are payable to executives of the Company generally. The Company shall have no further obligation to the Employee hereunder.

(b) Disability.

(i) The Company may terminate the Employee’s employment hereunder, upon written notice to the Employee, in the event that the Employee becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform the essential functions of his position, notwithstanding the provision of any reasonable accommodation, for one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in the aggregate during any period of three hundred sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Employee, other than for payment of Final Compensation and any Final Bonus. The Final Compensation shall be paid to the Employee within the time period required by applicable law (and in all events within sixty (60) days following the date of termination). The Final Bonus shall be payable at the time bonuses are payable to executives of the Company generally.

(ii) The Chairman may designate another employee to act in the Employee’s place during any period of the Employee's disability. Notwithstanding any such designation, the Employee shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Employee becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Employee shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(f) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform the essential functions of his position, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected mutually by the Company and the Employee to whom the Employee or his duly appointed guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.

(c) By the Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause at any time upon written notice to the Employee setting forth in reasonable detail the nature of such Cause. The following, as determined by the Chairman in its reasonable judgment, shall constitute Cause for termination:

(i) Material breach by the Employee of the Employee’s obligations under this Agreement, which material breach, if susceptible of cure, remains uncured after thirty (30) days’ written notice from the Company specifying in reasonable detail the nature of such breach;

(ii) Commission by the Employee of a material act of dishonesty or fraud upon, or willful misconduct toward, the Company or any of its Affiliates or misappropriation of material Company property or corporate opportunities; as reasonably determined by the Board of Directors of the Company;

(iii) A conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv) A conviction, guilty plea or plea of nolo contendere of any felony, unless the Board of Directors of the Company reasonably determines that the Employee's conviction of such felony does not materially affect the Company's or the Employee's business reputation or significantly impair the Employee's ability to carry out his duties under this Agreement (provided that the Board of Directors of the Company shall have no obligation to make such determination); or

(v) the Employee’s violation of the Company’s policies regarding insobriety during working hours or the use of illegal drugs.

Upon the giving of written notice of termination of the Employee's employment hereunder for Cause, the Company shall have no further obligation to the Employee, other than for Final Compensation. The Final Compensation shall be paid to the Employee within the time period required by applicable law (and in all events within sixty (60) days following the date of termination).

(d) By the Company Other Than for Cause. The Company may terminate the Employee’s employment hereunder other than for Cause at any time. In the event of such termination, the Company shall be obligated to pay the Employee the Final Compensation within the time period required by applicable law (and in all events within sixty (60) days following the date of termination) and the Final Bonus payable at the time bonuses are payable to executives of the Company generally. In addition, provided that the conditions set forth in this Section 5(d) are met, if the Company terminates the Employee’s employment other than for Cause, the Company shall pay the Employee an aggregate amount, less all lawful withholdings and deductions, equal to eighteen (18) months of the Employee’s base salary (“Severance”) and, if such termination of employment occurs within the twelve (12) month period following the Effective Date, an amount equal to $1,400,000 (the “Supplemental Severance”). The payment of Severance and the Supplemental Severance, if any, is subject to the following conditions: (i) the Employee shall not be entitled to any Severance or Supplemental Severance under this Section 5(d) if termination of the Employee is due to the death or disability of the Employee; (ii) any obligation of the Company to provide the Employee any Severance or, if applicable, Supplemental Severance is conditioned on the Employee signing and delivering to the Company an effective release of claims within twenty-one (21) calendar days, or such other period as the Company may provide, after the Company has given the Employee the written form of the release requested; (iii) if benefits are payable to the Employee under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance under this Section 5(d), provided that such offset would not an impermissible change in the time or form of any payments subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and (iv) if the Employee violates any of the covenants in Section 7 of this Agreement, the Company shall have no obligation to pay the Employee any outstanding Severance or the Supplemental Severance. The Severance and the Supplemental Severance will be payable in equal installments over eighteen (18) months on the Company’s ordinary payroll days, beginning on the first payroll date following the sixtieth (60th) day after the Employee’s termination, provided that the Employee has timely executed and returned the Release to the Company by such date.

(e) By the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason. In the event of termination in accordance with this Section 5(e) during the Term, in addition to the Final Compensation, the Employee shall be entitled to receive the Final Bonus and Severance he would have been entitled to receive had the Employee been terminated by the Company other than for Cause during the Term in accordance with Paragraph 5(d) above; provided that the Employee satisfies all conditions to such entitlement, including without limitation the signing of an effective release and further provided that if benefits are payable to the Employee under a separate severance agreement or an executive severance plan as a result of such termination, the amount payable under such agreement or plan shall be offset against the amount of the Severance under this Section 5(e), provided that such offset would not an impermissible change in the time or form of any payments subject to Section 409A of the Code. If the Employee violates any of the covenants in Section 7 of this Agreement, the Company shall have no obligation to pay the Employee any outstanding Severance. The Final Compensation shall be paid to the Employee within the time period required by applicable law (and in all events within sixty (60) days following the date of termination). The Final Bonus shall be payable at the time bonuses are payable to employees of Goodman generally. The following shall constitute Good Reason for termination by the Employee:

(i) any material diminution in Employee’s authority, duties or responsibilities with the Company;

(ii) the assignment to Employee of any duties or responsibilities that are materially inconsistent with Employee’s existing duties or responsibilities as President and CEO;

(iii) any material reduction by the Company in Employee’s Base Salary, Bonus or Retention Bonus;

(iv) following a Change in Control, any change in the Employee’s status, reporting, duties or position that represents a demotion or diminution from Employee’s status, reporting, duties or position in effect before such Change in Control;

(v) unless otherwise consented to in writing by Employee, the imposition of any requirement that Employee relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from the office of the Company in Minnetonka, MN on the date of this Agreement; provided, however, that reasonable and customary business travel, and the expectation that Employee will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices shall not be deemed a required relocation under this Paragraph (v).

(vi) the Company’s failure to obtain the express assumption of this Agreement by any successor to the Company; or

(vii) any material breach by the Company of any agreement (including this Agreement) between it and Employee.

Any Good Reason shall not be waived by Employee’s continued employment following an act or omission giving rise to such Good Reason. However, Employee shall not be deemed to have been terminated for Good Reason pursuant to Section(s) 5.5(e)(i), (ii), (iii), (vi) or (vii) above without having first provided at least thirty (30) days written notice to the Company setting forth the specific acts or omissions which constitute or give rise to Good Reason and the Company fails to cure such acts or omissions within the 30 day notice period.

For purposes of this Agreement, a “Change of Control,” shall mean a Change in Control as defined in the Goodman Networks Incorporated 2008 Long-Term Incentive Plan, as it may be amended from time to time; provided that no event shall be a Change in Control for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

(f) By the Employee Other than for Good Reason. The Employee may terminate his employment hereunder at any time upon thirty (30) days' written notice to the Company. In the event of termination of the Employee pursuant to this Section 5(f), the Chairman may elect to waive the period of notice, or any portion thereof, and, if the Chairman so elects, the Company shall pay the Employee his Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Employee, other than for any Final Compensation due to him, payable within the time period required by applicable law (and in all events within sixty (60) days following the date of termination).

(g) Timing of Payments. In the event that at the time the Employee’s employment with the Company terminates Goodman is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation. For purposes of Section 409A of the Code, each payment under this Section 5 (and each other several plan payment) will be treated as a separate payment.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination pursuant to Section 2, Section 5 or otherwise.

(a) The Employee shall promptly give the Company notice of all facts not previously disclosed to or in the possession of the Company necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment without regard to any continuation of Base Salary or other payment to the Employee following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Employee's employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Employee under Sections 7 and 8 hereof and the obligations of the Company under Section 5. The obligation of the Company to make payments to or on behalf of the Employee under Section 5(d) or 5(e) hereof is expressly conditioned upon the Employee's continued full performance of his obligations under Sections 7 and 8 hereof. The Employee recognizes that, except as expressly provided herein, the Company shall have no duty to provide the Employee with any compensation or other payments following the termination of the Employee’s employment with the Company.

7. Confidential Information, Ownership of Information, Inventions and Original Work, and Restrictive Covenants.

(a) Confidential Information. The Employee acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Employee may develop Confidential Information for the Company or its Affiliates and that the Company and its Affiliates will provide the Employee with Confidential Information during the course of his employment. The Employee will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Employee incident to his employment by the Company or any of its Affiliates. The Employee understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

(b) Safeguard and Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company and its Affiliates. The Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in the Employee's possession or control with the exception of this Agreement or other documents related to the Employee’s compensation or benefits.

(c) Ownership of Information, Inventions and Original Work. The Employee agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by the Employee, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if:

(i) It was conceived or developed in any part on Company time;

(ii) Any equipment, facilities, materials or Confidential Information of the Company or its Affiliates was used in its conception or development; or

(iii) It either (a) relates, at the time of conception or reduction to practice, to the Company's business (or the business of any of its Affiliates) or to an actual or demonstrably anticipated research or development project of the Company (or any of its Affiliates), or (b) results from any work performed by the Employee for the Company or any of its Affiliates.

The Employee agrees to assist the Company and its Affiliates in obtaining any patent or copyrights on such Work Product, and to provide such documentation and assistance as is necessary for the Company and its Affiliates to obtain such patent or copyright. The Employee shall maintain adequate written records of such Work Product, in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times. The Employee's obligations to assist the Company and its Affiliates in obtaining and enforcing patents and copyrights with respect to any Work Product within the scope of this provision shall continue beyond the termination of the Employee's employment with the Company.

(d) Restrictive Covenants. The Employee acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company and its Affiliates and in order to protect the Company and its Affiliates’ legitimate business interests (which include but are not limited to continuation of contracts and relationships with their customers, their reputation, and their competitive advantage), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, the Employee shall not, during his employment at the Company or for a period of one (1) year following the termination of employment:

(i) Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company or its Affiliates during the Employee's employment, including, but not limited to satellite or cable fulfillment service, multi-dwelling unit activities, telecom consulting, telecom field services, wireline EFI&T services, RF engineering, integration engineering, deployment engineering, engineering services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any office or facility of the Company or any of its Affiliates in which, from which, or in relation to which the Employee performed services for the Company;

(ii) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by the Employee of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by the Employee does not exceed five percent (5%) of the total outstanding stock of such corporation;

(iii) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company or any of its Affiliates during the Employee's employment with the Company and which the Employee either: (a) called on, serviced, did business with or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company or any of its Affiliates. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or

(iv) Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company or any of its Affiliates to terminate their employment with the Company or any of its Affiliates and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. The Employee shall promptly and fully disclose all Intellectual Property to the Company. The Employee hereby assigns and agrees to assign to the Company and its Affiliates (or as otherwise directed by the Company) the Employee's full right, title and interest in and to all Intellectual Property. The Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company or any of its Affiliates and to permit the Company or any of its Affiliates to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Employee will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Employee creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Conflicting Agreements. The Employee hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound and that the Employee is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Employee will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10. Enforcement of Covenants. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Section7. The Employee agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all confidential information and trade secrets of the Company and its Affiliates, including, without limitation, all Intellectual Property of the Company and its Affiliates and any information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information will not be disclosed. Notwithstanding the foregoing, Confidential Information does not include (i) information that is or becomes known or generally available to the public other than as a result of disclosure by the Employee in breach of this Agreement, or (ii) information that is or becomes available to the Employee on a non-confidential basis after the termination of his employment relationship with the Company.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Employee (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during the Employee's employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” mean all products researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company or any of its Affiliates, including, without limitation, all hardware, software or other technology developed by the Company or any of its Affiliates and any research data or other documentation related to the development of such hardware, software or other technology.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law or authorized to be withheld or deducted by the Employee.

13. Assignment. Neither the Company nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

14. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, by a reputable national courier service, or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman, or to such other address as either party may specify by notice to the other actually received.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee's employment, excluding only any agreements governing the rights and obligations of the Company and the Employee with respect to the securities of the Company, and any Company-provided separate benefit plans, all of which remain in full force and effect in accordance with their terms. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Employee acknowledges and represents that in executing this Agreement, the Employee did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by an expressly authorized representative of the Company.

19. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. Governing Law. This is a Minnesota contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Minnesota, without regard to the conflict of laws principles thereof.

22. Confidentiality. The Employee agrees to keep the terms of this Agreement strictly confidential. The Employee agrees not to disclose the terms of this Agreement to anyone other than his spouse, attorney and tax advisor and the Employee agrees to instruct the individuals to whom disclosure is permitted to maintain the confidentiality of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Employee, as of the date first above written, but to be effective, if ever, on the Effective Date.

THE EMPLOYEE	MULTIBAND CORPORATION

/s/ James L. Mandel	By:	/s/ Don Miller
James L. Mandel	Title:	Chairman of the Board

APPENDIX A – Goodman Networks Executive Management Bonus Plan

Payout Scale

1. Parent Company Chairman & CEO

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	40%	70%	100%

2. COO/CFO/EVP/President/Subsidiary CEO

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	35%	50%	70%

3. Vice Presidents

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	25%	35%	50%

4. Program Directors/Senior Directors

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	15%	22%	30%

5. Directors

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	7%	11%	15%